101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp Announces the Completion of the Acquisition of
American Bancorp of New Jersey

SHORT HILLS, N.J. June 1/PRNewswire — (NASDAQ: ISBC) Investors Bancorp, Inc. announced today the completion of Investors Bancorp’s acquisition American Bancorp of New Jersey, Inc., effective as of May 31, 2009. The combined institution has $8.0 billion in assets, $5.3 billion in deposits and 58 branches serving northern and central New Jersey.

“Investors Bancorp’s acquisition of American Bancorp is the combination of two financially sound banks with conservative credit cultures and deep commitments to their customers and the communities they serve,” said Kevin Cummings, President and CEO of Investors Bancorp. “The addition of American Bancorp will enhance and expand our presence in Essex and Passaic Counties and is consistent with our disciplined approach to capital management.”

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-eight branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.